EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear

October 8, 2008

10:00 a.m. CT

Operator:  Good morning and welcome, ladies and gentlemen, to the Helen of Troy second quarter conference call for fiscal 2009.

At this time, I would like to inform you that all participants are in a listen-only mode.  At the request of the company, we will open up the conference for questions and answers after the presentation.

Our speakers for this morning’s call are Gerald Rubin, Chairman and Chief Executive Officer and President; Thomas Benson, Senior Vice President and Chief Financial Officer; Robert Spear, Senior Vice President and Chief Information Officer.

And now, I would like to turn the conference over to your host Mr. Robert Spear.  Please go ahead, sir.

Robert Spear:  Good morning everyone and welcome to Helen of Troy’s second quarter financial results conference call for fiscal 2009.

The agenda for this morning’s conference is as follows.  We will have a brief forward-looking statement review followed by Mr. Rubin who will discuss our second quarter earnings release and related results of operation for Helen of Troy followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson our Chief Financial Officer.  And finally we will open it up for questions-and-answers for those of you with any further questions.

Safe Harbor, this conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance.  A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results.  Generally the words anticipate, believes, expects, and other similar words identify forward-looking statements.

The Company cautions listeners to not place undue reliance on forward-looking statements.  Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results.  Factors that could cause actual results to differ from those anticipated are described in the Company’s Form 10-Q filed with the Securities and Exchange Commission for the year ended February 29, 2008.

Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com.  The release can be accessed by selecting the investor relations tab on our homepage and then the news tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO, and President of Helen of Troy.

Gerald Rubin:  Thank you Bob and good morning to everybody.  Today Helen of Troy reported results for the second quarter ended August 31, 2008.  Second quarter were $153,543,000 versus sales $157,924,000 in the same period of the prior year.  Second quarter net earnings were $10,598,000 or $0.34 per fully diluted share compared to $18,253,000 or $0.56 per fully diluted share for the same period a year earlier.

Last year’s second quarter includes the favorable impact of the tax settlement of $7,950,000 or $0.24 per fully diluted share.  Second quarter net earnings were $10,598,000 or $0.34 per fully diluted share compared with non-GAAP earnings which excludes the benefit of the tax settlement of $10,303,000 or $0.32 per fully diluted share in the same period an increase of 6.3 percent in earnings for fully diluted share.

If you will note that we did $0.02 better this quarter than last year’s same quarter.

Sales for the six months ended August 31, 2008 increased slightly to $298,546,000 versus $298,000,000 for the previous year.  Net earnings for the first half of this year which include several significant first quarter items were $16,156,000 or $0.52 per fully diluted share versus $28,370,000 or $0.88 per fully diluted share in the same period of last year.

Excluding the significant first quarter items, year-to-date non-GAAP earnings were $23,642,000 or $0.76 per fully diluted share versus $20,420,000 or $0.64 per fully diluted share which excludes the tax settlement in the same period last year, an increase of 18.8 percent in earnings per fully diluted share.

Net sales for the Housewares segment increased 19.6 percent to $47,134,000 in the second quarter compared with $39,422,000 for the same period last year due to the product line and geographic expansion.  Our OXO brand has continued its growth and leadership position in its retail categories.  Net sales for the Personal Care segment decreased 10.2 percent to a $106,409,000 in second quarter compared with the $118,502,000 for the same period last year.

Net sales for the Housewares segment increased 17.6 percent to $85,606,000 for the six month period ending August 31, 2008, compared with $72,780,000 for the same period last year, net sales for the personal care segment decreased 5.5 percent to $212,940,000 for the six month period ending August 31, 2008 compared with $225,314,000 for the same period last year.

The present retail environment continues to remain extremely challenging.  Many of our retail customers continue to experience a slowing sales environment as we enter the critical fall and holiday season.  We believe that consumer spending in the mass market channel is greatly affected by macroeconomic factors including high gasoline prices tightening credit markets and the ongoing subprime crisis.  Despite these challenges we are pleased with our results in the second quarter.

Our earnings before income taxes increased to $12,124,000 from $11,899,000 in the very difficult marketplace.  And as of August 31, 2008 Helen of Troy balance sheet remains very strong with cash, temporary investments and long-term investments of $103 million, compared to $47 million at August 31st, 2007.  And the stockholder equity of $586 million, an increase of $42 million from the comparable period last year.

Our accounts receivable at quarter end were $116 million compared to $122 million at August 31, 2007.  Our inventory levels at the quarter end, $166 million versus a $168 million at August 31, 2007.  The book value of our common stock as of August,31, 2008 was $18.75 per fully diluted share.

We believe that our company’s business fundamentals remain strong.  We will continue to execute our business plan by introducing new product offerings, striving for increased market share through channel expansion and product innovation and continuing our efforts to increase process efficiencies and reduce related expenses.

Now I will turn it over to our CFO.

Thomas Benson:  Thank you, Gerry.  Good morning, everyone.

In the second quarter, we experienced a year-over-year sales decline of 2.8 percent reflecting the difficult retail environment or that many of our retail partner face slowing same store sales trends.  We experienced sales growth in our housewares and grooming, skincare and hair product businesses, which grew 19.6 percent and 5.6 percent respectively compared to the same quarter last year.  This growth was offset by a decline in our Personal Care appliance and brush, combs and accessory product categories.  Gross profit margins declined by 0.8 percentage points year-over-year.

Second quarter selling, general and administrative expense is a percentage of sales improved by 0.6 percentage points year-over-year.  And we finalized the settlement of the consolidated securities class action lawsuits against the company and the two officers.

Second quarter net sales decreased 2.8 percent year-over-year.  Net sales and the second quarter of fiscal 2009 are $153.5 million compared to $157.9 million in the second quarter of the prior year.  This represents a one dollar decrease of $4.4 million or 2.58 percent.

Our second quarter operating income decreased by 4.2 percent in dollar terms year-over-year.  Operating income for the second quarter of fiscal 2009 was $14.9 million which is 9.7 percent of sales compared to $15.5 million or 9.8 percent of sales in the prior year quarter.  This represents the decrease of $644,000 or 4.2 percent.

Second quarter net earnings decreased 41.9 percent in dollar terms year-over-year.  Net earnings for the second quarter of fiscal 2009 were $10.6 million or 6.9 percent of sales compared to $18.3 million or 11.6 percent of sales in the prior year quarter, which is a decrease of $7.7 million or 41.9 percent.

The prior year second quarter included a tax provision reversal related to a tax settlement which provided the benefit of $7.9 million.  Excluding the impact of the settlement from the prior year net earnings increased 2.9 percent.  Net earnings before the prior year tax settlements was $10.3 million or 6.5 percent of sales for the second quarter of fiscal 2008, compared to $10.6 million or 6.9 percent of sales in this years quarter.  This represents an increase of $295,000 or 2.9 percent.

Second quarter diluting earnings per share was $0.34 for the second quarter of fiscal 2009, compared to $0.56 in the prior year quarter.  This is a decrease of $0.22 or 39.3 percent.  Excluding the impact of the tax settlement from the second quarter of the prior year, diluting earnings per share increased 6.3 percent.  Diluted earnings per share for this year was $0.34 compared to $0.32 in the prior year quarter, an increase of two percent or 6.3 percent.  Now I will provide more detailed review of various components of our financial performance.  Our Personal Care Segment includes the following product lines; appliances, products in this group include hair driers, curling irons, thermal brushes, hair straighteners, massagers, spa products, foot baths and electric clippers and trimmers.

Key brands in this category include Revlon with Vidal Sassoon, Bed Head, Tony and Guy, Gold ‘N Hot, Sunbeam, Dr. Scholl’s, Hot Tools, Wigo, and Health-o-Meter.  Grooming, skin care, and hair products are included in the personal care segment.  Products in this line include liquid hair styling products, men’s fragrances, men’s deodorants, foot powder, body powder, and skin care products.  Key brands include Brut, Sea Breeze, Skin Milk, Ammens, Vitalis, Condition 3-in-1, Final Net, and Vitapointe.  Brushes and accessories are also included in the personal care segment.  Key brands include Revlon, Vidal Sassoon, Bed Head, and Karina.  Personal care were $106.4 million in the second quarter of fiscal 2009 compared to $118.5 million in the prior year quarter.  This is a decrease at $12.1 million or 10.2 percent.

Second quarter net sales were down in appliances and brushes, combs and accessories and up in grooming, skin care and hair products year-over-year.  The decrease in personal care appliance net sales compared to the same quarter last year was due to a difficult retail environment.  The rollout in initial (fill) shipments of the Bed Head product line in the second quarter of last year providing a difficult year-over-year comparison.  Disruptions of business due to a fire in a third party warehouse in Brazil.  A loss of opening price point placement in direct import business with certain retailers due to price increases and product availability issues with certain sourcing partners.

A decrease in sales in our health and wellness appliance categories primarily due to product availability issues.  A reduction in the amount of inventory held by certain retail partners and expanded product line offerings by certain competitors in a move by certain customers to replace branded merchandize with private label.

Our Housewares segment consists of the OXO business.  OXO is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, barbeque, bar ware, garden, automotive, storage, and organization.  Brands that we sell include OXO Good Grips, OXO Steel, OXO Soft Works, and Candela.  The Housewares segment’s net sales were $47.1 million in the second quarter of fiscal 2009 compared to $39.4 million in the second quarter of the prior year.  This represents an increase of $7.7 million or 19.6 percent.

The sales increase resulted from a continuing trend of product mix expansion and geographic expansion in the United Kingdom and Japan.  Sales were also possibly impacted by the emerging trend of consumers dinning and entertaining more at home in the face of uncertain economy.

Gross profit for the second quarter was $ 65.1 million, which is 42.4 percent sales compared to $68.2 million or 43.2 percent of sales in the prior year quarter.  This represents a gross profit percentage decrease of 0.8 percentage points.

We continue to experience product sourcing cost pressures due to material price volatility, changes in exchange rates and labor cost increases.  To compensate for rising cost we are implementing selling price increases when possible, introducing new products, sourcing from alternative suppliers and focusing on our internal costs.

For the second quarter SG&A expense was $50.3 million, which is 32.8 percent of sales compared to $52.7 million or 33.4 percent of sales in the prior year quarter.  This is a percentage decrease of 0.6 percentage points.  The decrease in selling, general and administrative expense is due to our improved warehouse cost structure, sourcing and engineering cost improvements and lower advertising expenses.

Interest expense for the second quarter of fiscal 2009 was $3.5 million, which is 2.3 percent of net sales compared to $3.8 million which is 2.4 percent of net sales in the prior year quarter.  This represents a decrease of $336,000.

The decrease in interest expense is due to lower amounts of debt outstanding in the second quarter of fiscal 2009 compared to the second quarter of fiscal 2008.

Income tax expense for the second quarter of fiscal 2009 was $1.5 million compared to a $6.4 million benefit in the second quarter of the prior year.  Second quarter income tax expense was 12.6 percent of pretax earnings compared to a benefit of 53.4 percent in the same quarter last year.  The prior year second quarter included a tax provision reversal related to a tax settlement which provided a benefit of $7.9 million.  Excluding this item tax expense for the second quarter of last year was 13.4 percent of pretax earnings.

I will now discuss our financial position.  Our cash in temporary investment balance was $58.3 million at August 31, 2008 compared to $46.5 million at August 31, 2007, and we had no borrowings on our $50 million revolving line of credit.  Our long-term investment balance was $45 million at August 31, 2008 compared to zero at August 31, 2007.

Accounts were $116.1 million at August 31, 2008 compared to $122 million at August 31, 2007.  Accounts receivable turnover improved to 69.4 days at August 31, 2008 from 70.7 days at August 31, 2007.

Inventories at August 31, 2008 were $166.4 million a decrease of $1.9 million from August 31, 2007.  Inventory turnover improved to 2.4 times at August 31, 2008 compared to 2.3 times at August 31, 2007.

Shareholders’ equity increased $41.9 million to $586 million at August 31, 2008 compared to August 31, 2007.  I will now turn it over to Gerry for some additional comments and questions.

Gerald Rubin:  Thank you, Tom.  Operator, we would like to entertain questions.

Operator:  Thank you.  The question and answer session will be conducted electronically.  If you are using a speakerphone, please pick up your handset before pressing any digits on your touch tone telephone.  If you have a question, please press star one and on your telephone keypad.  If you wish to withdraw your question, ((inaudible)).  Please state your first question, and one question from ((inaudible)).  Once again, if you have any questions please press star one now.

And we will take our first question with Gary Giblen, please go ahead sir.

Gary Giblen:  Hi, good morning, everybody and good results in the environment.

Gerald Rubin:  Hi, Gary.

Gary Giblen:  Just wondering can you quantify or roughly quantify the Bed Head channel fill that’s represented extra sales last year you know that so that we can calculate what the normalized sales percentage was for Personal Care?

Gerald Rubin:  I don’t have the number available but as you know when you do fill pipeline you do get larger orders, when you are shipping the merchandise, but that’s true of any introduction that we do and we do have other introductions that we are doing now also.  So, that was a good quarter of shipping Bed Head because it was pipeline (fill).

Gary Giblen:  OK, got it.  And within Personal Care, now you mentioned private label and on the last call you mentioned that there was beginning to be some private label activity but perhaps that was ebbing because of retailers or the salons bad experience with private labels, so has the private label presence increased in the last three months?

Gerald Rubin:  Yeah, one of our major customers that did go private label and has now reversed some of that and we will be shipping that product in the third quarter.  Also one of our major, another major retailer that did go private label is also in the process of changing to our branded merchandise, because it didn’t sell as well as they thought last year.  So that will be coming in the first quarter of next year.  So, they are very positive trends where retailers are getting away from private label and going to branded merchandise.

Gary Giblen:  And are we talking primarily appliances here or is this mostly ...

Gerald Rubin:  Primarily appliances, yes.

Gary Giblen:  OK.  And couple of more the, you mentioned lower advertising expense as a SG&A factor, I mean was that a purposeful reduction or was that just the comparison working out that way in terms of this quarter versus same quarter a year ago.

Gerald Rubin:  Well, it just happened in one of our divisions at (Idelle) labs, where we sponsored a car last year, and we decided that this year that we didn’t get our bang for the buck so we discontinued the sponsorship of the car.  But all the other advertising is still going on as normal.  As matter of fact, we just finished a big national advertising program for our Vidal Sassoon Answers, and it was run on, nationwide in spots, thousands of spots that we put out.  So it is not that we are cutting down on advertising; it’s just that if some advertising doesn’t work, we cut it out, which is good business, and looking for other ways to spend the money.

Gary Giblen:  Good.  And finally, is the inventory management practices that were mentioned, the retailers and, I guess, destocking and stuff like that appliances or the full line of Personal Care products?

Gerald Rubin:  I think it is the full line of Personal Care.  Retailers are not overbuying.  Matter of fact, they are always hesitant to buy, thinking that business is going to be slow.  So I haven’t heard any retailer that said they are overstocked on merchandise.  I think it’s the reverse.  We have had a couple of accounts that are looking at their inventory to beef it up, because they feel like they don’t have enough inventory coming in into the fall season.

Gary Giblen:  OK, and then there is no SKU reduction that affects Helen of Troy, or we are just talking about days on hand?

Gerald Rubin:  Yeah.  There’s no, there hasn’t been any SKU reduction, it’s just days on hand, that they go into this temperament of lowering all their inventory and then they get it too low and then they build it back up.  And I think they are now back into the phase of trying to build it back up for the fall season.  I think some of the retailers that I have talked to have low inventories.

Gary Giblen:  OK, fantastic.  Thanks and good luck in the current quarter.

Gerald Rubin:  Thank you, Gary.

Operator:  Once again if you have any questions, please press star one; star one for questions.  We will take our next question with Mina Noel.  Please go ahead.

Mimi Noel:  Hi, it’s Mimi Noel from Sidoti.  Tom, I was wondering if have available the volume increase in OXO in the quarter?

Thomas Benson:  The overall sales dollar increase was 19.6 percent and it was $7.7 million.

Mimi Noel:  OK, but the volume increase is what I was looking for.

Thomas Benson:  That will be in the Q that we will file either late today or tomorrow.

Mimi Noel:  Not something you have ready now.

Thomas Benson:  No.

Mimi Noel:  OK.  And can you elaborate a little bit more on the growth that OXO realized in quarter, how much of that is from international expansion?

Thomas Benson:  Well, OXO continues to expand internationally.  We actually don’t provide the exact percentage but they are growing greater, by a greater percentage in both UK and Japan and they are overall growth rate.

Mimi Noel:  OK.  UK and Japan more than 10 percent of segment sales?

Thomas Benson:  No they are not.

Mimi Noel:  OK.  Can you elaborate a little bit more on the gross margin erosion in the quarter and perhaps in the context of Belson?  Has that been fully resourced?  Are we seeing the benefits of that now, or is that yet to come?

Thomas Benson:  We have seen some benefit of the Belson resourcing, but it is not completed and over time we expect to get additional benefits.

Mimi Noel:  OK.  And in your prepared remarks you mentioned opening price point lines.  Is that low margin business that walked away from similar to the prior quarter or is it something different?

Thomas Benson:  Well, opening price point, what we needed to do is due to cost increases we needed to increase some of our selling prices and I guess we came to a mutual agreement with our customer that they weren’t going to buy from us.

Mimi Noel:  I see.

Thomas Benson:  As I walk away from business we try to work with our customers.

Mimi Noel:  I understand.  Two questions.  Did you prepay some debt in the quarter?

Thomas Benson:  We did not.

Mimi Noel:  OK.  And then I don’t know ...

Thomas Benson:  Let me just explain that.  $75 million of our debt is due next June, so we re-classed some debt from long-term to short-term.  So maybe that’s why you are asking.

Mimi Noel:  I think so.  OK.

Thomas Benson:  That’s what happened.

Mimi Noel:  OK.  And then last one I wanted to ask about and maybe this is Jerry for you to join in.  Can you comment on any trend in the Personal Care Segment particularly appliances in September?

Gerald Rubin:  Well, as you know our Personal Care Segment was down but I think in this environment I think we did very, very well.  We haven’t lost any shelf space or any SKUs and things look very, very positive from some of the major customers that we will have increased SKUs going into the next plan-o-grams and these plan-o-grams will start somewhere around February, April and May.  So we are finishing up that now and what they are going to be handling for next year and it looks very, very positive for us.  So I am real optimistic that starting in the first quarter we are going to overcome the decreases that we have in the Personal Care Segment.

Mimi Noel:  OK.  And is that a commentary regarding September the last month we just had subsequent to quarter end?

Gerald Rubin:  Well, interesting enough and I don’t know if it’s indicative of the quarter but September was a very good month for us ...

Mina Noel:  OK.

Gerald Rubin:  And we are in the first week of October.  Hopefully, it continues.

Mimi Noel:  OK.  That’s helpful.  Thank you.

Gerald Rubin:  Thank you.

Operator:  Once again if you have any questions, please press star one, star one for questions.  And if there are no further questions, I would like to turn the conference back over to Mr. Gerald Rubin to conclude.  Please go ahead, sir.

Gerald Rubin:  Well, thank you, everyone, for participating in our second quarter earnings report.  And I look forward to seeing and hearing from all of you and talking to you at our third quarter.  Thank you, again.

Operator:  Also, ladies and gentlemen, if you wish to access the replay of this call, you may do so by dialing 1-888-203-1112.  Again that number is 1-888-203-1112 with the replay passcode of 9594228.

This concludes our conference for today.  Thank you all for participating.  Have a nice day.  All parties may disconnect.

END